STAAR Surgical Reports Third Quarter 2012 Financial Results

Visian® ICL™ Revenue Increases 15% Year over Year

Gross Margin of 70.4%, 190 Basis Points Above 3Q 2011

$2.5 Million in Cash Generated from Operations; Cash Position Increases to $19.8 Million

MONROVIA, CA, October 31, 2012 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported that sales of its Visian ICL product portfolio in the third quarter ended September 28, 2012 increased 15% to $9.1 million. Total revenue was $15.9 million, up 4% from $15.3 million in the third quarter of 2011. Gross margin of 70.4% was 190 basis points above the 68.5% margin in the third quarter of 2011. The year over year gross margin improvement continues to reflect the increased contribution of Visian ICL sales, margin improvement in ICLs based on increased prices and lower cost of goods for both ICLs and IOLs.

Net loss, calculated in accordance with GAAP, was $90,000, or breakeven on a per diluted share basis, compared with net income of $77,000, also breakeven on a per diluted share basis, in the third quarter of 2011. Adjusted net income (excluding manufacturing consolidation expenses, gain (loss) on foreign currency transactions, fair value adjustment of warrants, and stock-based compensation expense) for the quarter ended September 28, 2012 was $1.3 million, or $0.04 per diluted share versus adjusted net income for the year ago quarter of $1.2 million, or $0.03 per diluted share. Cash and cash equivalents at September 28, 2012 totaled $19.8 million, the largest amount in the history of the Company. This represents an increase of $2.2 million in cash from the end of June despite the increased investment spending in sales and marketing personnel and manufacturing consolidation of $1.7 million during the quarter.

“Visian ICL revenues during the quarter were strong in most of our key focused markets as compared to prior year,” said Barry Caldwell, president and CEO. “ICL sales were up double digits in all three of our regions: North America, Asia Pacific and Europe. Our transition to a direct selling model in Spain resulted in a sales increase of 72% year over year. ICL sales in China did show a partial rebound with an increase of 52% during the quarter. Reports continue from the majority of refractive surgeons in China that patients are still asking questions about the safety of refractive surgery due to the negative media focus on the complications of LASIK during the second quarter. We just completed a special training session for ICL users in China which should help drive our rebound during the fourth quarter and into next year. In addition we also saw strong Visian ICL increases in Japan, India, and the U.S. These positive dynamics were partially offset by weak sales in Korea, our largest market. For the first time we saw the demand from our distributor to end-customers less in the quarter than the prior year. Excluding Korea our ICL sales increased by 26% in the rest of the world. We are in the process of hiring a direct employee in Korea to work with our distributor on a day to day basis to help grow our ICL franchise. Additionally, a strategic session with our distributor focused on both the short term and long term ICL growth will take place this weekend in Korea.”

“IOL sales declined by 8% from the third quarter of 2011,” continued Mr. Caldwell. “We believe this may have been partially driven by a decline in cataract procedures evidenced by the third quarter results and reports of the two largest competitors. The decline in IOL sales was evenly spread throughout all three regions. We did begin shipping the KS-SP, our Single Piece Preloaded Acrylic IOL, for the limited launch late in the quarter. The feedback from customers has been very good which has led our key distributors to increase their forecasts for the product significantly. We will continue to have limited supply during the fourth quarter but should be able to catch up with demand during the first half of next year. We are still awaiting clinical feedback from customers on the new nanoFLEX® Toric IOL. This should be completed during the fourth quarter.

“The third quarter was a solid quarter for the Company despite lower revenue results than expected,” concluded Mr. Caldwell. “With the exception of one market, our Visian ICL sales were quite strong and we continue to make progress on getting new IOL products to market which will help return these products to a growth position. While we are making significant investments in our future, we are still generating good cash and have the largest cash position in our history at nearly $20 million. Our investments this year in additional sales and marketing personnel will help increase our growth rates in 2013. Our investments in manufacturing consolidation will help generate continued expansion of our gross margins and provide significant tax benefits starting in 2014.”

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	Third quarter Visian ICL sales grew to $9.1 million, a 15% increase from $7.9 million in the third quarter of 2011 which was 31% higher than the third quarter of 2010. There was also a favorable mix of TICL® (+12%) versus ICL (+8%).
o	ICL sales represented 57.4% of total sales, the highest percent in the history of the Company, as compared to 51.8% of sales in Q3 2011.
•	Sales in the European region grew 17.5%, led by increases in Europe from Spain, Italy and the U.K.
o	Visian ICL with CentraFLOW™ technology represented approximately 82% of total ICL sales to just the European markets during the third quarter of 2012. Total ICL sales in Europe grew 29% during the quarter.
o	There have now been over 7,000 implants of the Visian ICL with the CentraFLOW technology in Europe and it is performing as expected.

o	Recorded sales have not seen the benefit from the increased premium for the ICL with CentraFLOW technology due to the decline in the Euro since the launch of the product.
o	During the third quarter of 2012 the Company completed its transition to a direct distribution model in Spain, where revenue increased 72%.
•	ICL sales in the U.S. increased by 11.5% during the quarter due to increased promotional activities including initial benefits from our social media activities.
o	Sales to civilian sector accounts increased by 20% while military sales of ICLs during the quarter declined 12% from the prior year due to a year-end military order during the third quarter of 2011.
o	Military ICL sales did increase by 92% as compared to the second quarter of this year. The Company expects to see continued improvement in military ICL sales in the fourth quarter due both to returning surgeons and the expansion of surgeons using the Visian ICL.
•	Sales in Asia Pacific market increased 15.5% led by Japan, China and India.
o	Japan grew 56% with unit growth of 113% reflecting a higher percent of sales from the two major refractive centers.
o	China returned to growth though not at the same rate as previously experienced. ICL sales increased by 52% compared to the average 95% quarter growth over the past two years.
o	India continues to show strong growth as ICL sales increased by 24% during the quarter.
o	ICL sales declined by 15% in Korea due to lower than expected consumer demand as reported by the distributor.

Recent Intraocular Lens (IOL) Highlights

•	Third quarter IOL sales decreased 8% to $6.1 million compared with $6.6 million in the third quarter of 2011, with IOL sales decreasing in all three regions.
•	Third quarter results from major competitors in the IOL market seem to indicate that overall global cataract procedures declined during the third quarter as compared to prior year.
•	Lower than expected sales in Japan and Europe were partially due to the lack of the KS-SP Preloaded Single Piece Acrylic IOL which was launched late in the quarter. The KS-SP initial limited launch in Europe has been very successful and European distributors have significantly increased their forecasted purchases for 2013. The Company anticipates continued supply constraints during the fourth quarter.
•	The results of the limited launch of the nanoFLEX Toric IOL have not yet been completed and the Company expects to complete the limited launch during the fourth quarter.
•	IOL gross margins improved to 60% as compared to 59% during the third quarter of 2011. These margin increases were seen in Collamer® and silicone IOLs. There was a slight decrease in the global average selling price as compared to prior year.

Third Quarter Financial Highlights

•	Total net sales in the third quarter were $15.9 million, a 4% increase over $15.3 million in the third quarter of 2011. Net sales were negatively affected by over a $90,000, or 11%, decline in sales of the “other” product category, primarily legacy products.
•	Core product sales of ICLs were up 15% and IOLs were down 8% year over year during the quarter. Core product sales (IOL & ICL) grew 5% year over year from $14.5 million.
•	Gross margin increased to 70.4% of revenue compared with 68.5% in the prior year’s third quarter. The increase reflected a higher mix of ICL to total sales of 57%, as compared to 52% during the third quarter of 2011, due to the higher mix of Toric ICL sales, improved average selling prices on ICLs and a 100 basis point improvement in IOL margins.
•	Total operating expenses were $11.3 million, a 16% increase over $9.7 million in the third quarter of 2011. The increase of $1.6 million in operating expenses was due to the increased year over year investment spending in sales and marketing of $1.1 million and $0.6 million on the manufacturing consolidation project. The investments from sales and marketing should show positive revenue gains in 2013 and the manufacturing consolidation project should show positive gains in gross margins and tax during 2014.
o	Marketing and selling expenses also included a $0.4 million charge associated with the transition from distributor to direct sales model in Spain.
o	Manufacturing consolidation expenses, labeled as other general and administrative expenses, were more than expected in the quarter as the Company moved forward accruals for projected severance payouts next year. Total consolidation expenses projected for the year are now approximately $2.5 million as compared to the previous estimate of $2.3 million.
•	Net inventories have increased by $0.9 million since December 30, 2011 and by $0.5 million since the close of the second quarter on June 29, 2012. This inventory increase is to assure there is an adequate safety stock of product as the Company transfers manufacturing to the U.S.
•	Other income was $220,000 versus an expense of $446,000 in the prior year period. This was driven by gains on foreign currency transactions, decreased interest expense and a decrease in the fair value of warrants.
•	GAAP net loss in the third quarter of 2012 was $90,000, or $0.00 per share, compared with net income of $77,000, or $0.00 per diluted share, in the third quarter of 2011. Adjusted net income was $1.3 million, or $0.04 per diluted share, compared with adjusted net income during the third quarter of 2011 of $1.2 million, or $0.03 per diluted share.
•	Cash and cash equivalents totaled $19.8 million at September 28, 2012 compared with $17.5 million at June 29, 2012 and $16.6 million at December 30, 2011. The Company generated $2.5 million in cash from operating activities during the third quarter.

Second Half 2012 Key Metrics Update

Below is an update on the Company’s progress against the second half key metrics:

1.	Increase in revenues of Solid Double Digit Growth.
•	The Company expects its year over year fourth quarter growth to exceed its third quarter growth rate. However, a solid double digit growth for the second half would be beyond the Company’s current forecast.
2.	Increase in Visian ICL revenues of 25%.
•	The Company is expecting strong Visian ICL revenue growth during the fourth quarter. However, without a solid rebound in Asia Pacific markets a 25% growth rate for the second half would be beyond the Company’s current estimates.

3.	Continuous expansion of gross margins to achieve 71% for the full year.
•	With the 190 basis point improvement during the third quarter and estimates for the fourth quarter the Company should achieve this metric for the full year.
4.	Achieve profitability in Q3 and Q4.
•	Though the Company was breakeven during the third quarter on a GAAP per share basis, the Company’s estimates for the fourth quarter would result in profitability for the second half and the full year.
5.	Implement manufacturing consolidation with no disruption to customer quality or supply requirements. This metric will be measured by the amount of customer backorders.
•	This continues to be favorable and the Company expects it to remain so during the fourth quarter as well.
•	Since some expenses were pulled forward from 2013 the spending level was higher than projected for the third quarter and will be so for the full year.

Key Operational Updates

•	Good progress continues on the Manufacturing Consolidation Project which is planned to be complete by the end of 2014.
o	During the quarter the Company began manufacturing non-sterile silicone IOLs for Japan in the U.S. The transfer of non-sterile silicone IOLs is expected to be complete in November and sterile transfer phased in during the first quarter of next year.
o	The Company expects to build the first Visian ICLs in the U.S. during the first quarter of 2013.
o	The Company expects several employees from Switzerland and Japan will be willing to take on special assignments in the U.S. for periods of one month to one year to further assist in the transfer activities.
o	The effective tax rate beginning in 2014 is expected to be approximately 10% based upon these transfers and the continued expansion of the gross margin percentage will be enhanced.
•	The Company has invested by adding 14 of a now expected 17 new hires in the sales and marketing area. The remaining 3 positions are expected to be filled during the fourth quarter.
o	The Company expects to see a return with enhanced revenue growth during 2013 as all 17 will be trained and productive in their positions.
•	During the European Society of Cataract and Refractive Surgeons meeting there were over 100 clinical presentations on the Visian ICL.
o	Very strong clinical presentations were given illustrating the success of over 7,000 Visian ICL implants with the CentraFLOW technology.
•	The Company also announced during the third quarter the plans to lease approximately 26,000 square feet which will directly adjoin the current 44,000 square feet in Monrovia, California.
o	This is expected to create a more productive working environment which will allow for enhanced productivity.
o	The Company expects to spend approximately $700,000 on tenant improvements during the fourth quarter.

Conference Call

The Company will host a conference call and video webcast today, October 31, 2012 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's third quarter 2012 financial results and recent corporate developments. The dial-in number for the conference call is 877-941-8609 for domestic participants and 480-629-9692 for international participants.

The Company will also be using slides to illustrate its third quarter 2012 results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income (Loss)” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

We believe that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of our business performance: our ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which we have control.

We have excluded manufacturing consolidation expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under Statement of Financial Accounting Standards (“SFAS”) No. 123R. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income (Loss) calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” Over 300,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; statements regarding new products, including but not limited to, expectations for success of the new ICL, KS-SP and nanoFLEX Toric IOL products in the U.S. or international markets or government approval of new products, the outcome of product research or development of future economic conditions or performance, size of market opportunities, expected savings from business consolidation plans and the timetable for those plans; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S. and China, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions; the impact of the federal presidential elections, or the upcoming “fiscal cliff,” in the United States. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-568-9349	Amy Phillips, 412-327-9499
Jamar Ismail, 415-568-9348
Douglas Sherk, 415-652-9100

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	September 28,	December 30,
	2012	2011

Current assets:
Cash and cash equivalents	$19,753	$16,582
Restricted cash	—	129
Accounts receivable trade, net	8,142	9,089
Inventories, net	11,793	10,933
Prepaids, deposits, and other current assets	1,840	1,921
Total current assets	41,528	38,654
Property, plant, and equipment, net	4,698	4,222
Intangible assets, net	2,458	2,989
Goodwill	1,786	1,786
Deferred income taxes	149	152
Other assets	1,210	1,203
Total assets	$51,829	$49,006

Current liabilities:
Line of credit	$2,580	$2,580
Accounts payable	3,818	4,261
Deferred income taxes	472	472
Obligations under capital leases	933	597
Other current liabilities	6,348	6,106
Total current liabilities	14,151	14,016
Obligations under capital leases	534	1,124
Deferred income taxes	824	708
Other long-term liabilities	723	940
Pension obligations	2,982	2,760
Total liabilities	19,214	19,548

Stockholders' equity:
Common stock	363	360
Additional paid-in capital	160,910	157,383
Accumulated other comprehensive income	2,381	2,405
Accumulated deficit	(131,039)	(130,690)
Total stockholders' equity	32,615	29,458
Total liabilities and stockholders' equity	$51,829	$49,006

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)

	Three Months Ended						Nine Months Ended
	% of	September 28,	% of	September 30,	Change		% of	September 28,	% of	September 30,	Change
	Sales	2012	Sales	2011	Amount	%	Sales	2012	Sales	2011	Amount	%

Net sales	100.0%	$15,866	100.0%	$15,266	$600	3.9%	100.0%	$47,316	100.0%	$46,385	$931	2.0%

Cost of sales	29.6%	4,690	31.5%	4,816	126	-2.6%	30.0%	14,194	33.3%	15,445	1,251	-8.1%

Gross profit	70.4%	11,176	68.5%	10,450	726	6.9%	70.0%	33,122	66.7%	30,940	2,182	7.1%

Selling, general and administrative expenses:
General and administrative	21.7%	3,450	24.1%	3,683	(233)	-6.3%	23.1%	10,942	23.7%	10,985	(43)	-0.4%
Marketing and selling	34.7%	5,507	29.1%	4,439	1,068	24.1%	32.8%	15,536	28.2%	13,098	2,438	18.6%
Research and development	10.0%	1,582	9.5%	1,454	128	8.8%	9.8%	4,640	9.2%	4,279	361	8.4%
Selling, general, and administrative expenses	66.4%	10,539	62.7%	9,576	963	10.1%	65.8%	31,118	61.1%	28,362	2,756	9.7%
Other general and administrative expenses	4.6%	728	0.9%	137	591	431.4%	4.2%	1,980	1.0%	463	1,517	327.6%

Total selling, general and administrative expenses	71.0%	11,267	63.6%	9,713	1,554	16.0%	70.0%	33,098	62.1%	28,825	4,273	14.8%

Operating income (loss)	-0.6%	(91)	4.8%	737	(828)	-112.3%	0.1%	24	4.6%	2,115	(2,091)	-98.9%

Other income (expense):
Interest income	0.0%	7	0.0%	7	—	0.0%	0.0%	14	0.1%	24	(10)	-41.7%
Interest expense	-0.4%	(65)	-0.9%	(134)	69	-51.5%	-0.5%	(227)	-0.9%	(440)	213	-48.4%
Gain (loss) on foreign currency transactions	1.2%	191	-1.8%	(277)	468	-169.0%	0.0%	9	0.4%	167	(158)	-94.6%
Other income (expense), net	0.5%	87	-0.3%	(42)	129	-307.1%	1.3%	610	0.8%	358	252	70.4%
Total other income (expense), net	1.4%	220	-2.9%	(446)	666	-149.3%	0.9%	406	0.2%	109	297	272.5%

Income before provision for income taxes	0.8%	129	1.9%	291	(162)	-55.7%	0.9%	430	4.8%	2,224	(1,794)	-80.7%

Provision for income taxes	1.4%	219	1.4%	214	5	2.3%	1.6%	779	2.1%	985	(206)	-20.9%

Net income (loss)	-0.6%	$(90)	0.5%	$77	$(167)	-216.9%	-0.7%	$(349)	2.7%	$1,239	$(1,588)	-128.2%

Net income (loss) per share-basic		$(0.00)		$0.00				$(0.01)		$0.04
Net income (loss) per share-diluted		$(0.00)		$0.00				$(0.01)		$0.03

Weighted average shares outstanding - basic		36,292		35,539				36,206		35,304
Weighted average shares outstanding - diluted		36,292		36,953				36,206		36,507

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Nine Months Ended
	September 28,	September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(349)	$1,239
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	989	890
Amortization of intangibles	525	595
Deferred income taxes	114	150
Fair value adjustment of warrant	(217)	(29)
Loss (gain) on disposal of property and equipment	47	(14)
Stock-based compensation expense	2,317	1,330
Change in net pension liability	187	147
Other	40	(70)
Changes in working capital:
Accounts receivable	910	1,630
Inventories	(734)	241
Prepaids, deposits and other current assets	85	331
Accounts payable	(444)	(201)
Other current liabilities	236	(829)
Net cash provided by operating activities	3,706	5,410

Cash flows from investing activities:
Acquisition of property and equipment	(1,161)	(722)
Release of restricted cash	129	—
Proceeds from sale of property and equipment	—	26
Net change in other assets	—	48
Net cash used in investing activities	(1,032)	(648)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(619)	(412)
Proceeds from exercise of stock options	1,102	2,983
Net cash provided by financing activities	483	2,571

Effect of exchange rate changes on cash and cash equivalents	14	46

Increase in cash and cash equivalents	3,171	7,379
Cash and cash equivalents, at beginning of the period	16,582	9,376
Cash and cash equivalents, at end of the period	$19,753	$16,755

STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended					Year Ended
		September 28,		September 30,	%		September 28,		September 30,	%
Geographic Sales		2012		2011	Change		2012		2011	Change
United States	19.1%	$3,038	21.0%	$3,211	-5.4%	19.9%	$9,428	22.5%	$10,448	-9.8%

Japan	26.7%	4,237	26.4%	4,037	5.0%	25.8%	12,187	25.4%	11,772	3.5%
Korea	11.1%	1,755	13.6%	2,069	-15.2%	11.4%	5,379	11.8%	5,463	-1.5%
China	15.4%	2,444	12.0%	1,825	33.9%	14.1%	6,691	10.4%	4,832	38.5%
Other	27.7%	4,392	27.0%	4,124	6.5%	28.8%	13,631	29.9%	13,870	-1.7%
Total International Sales	80.9%	12,828	79.0%	12,055	6.4%	80.1%	37,888	77.5%	35,937	5.4%

Total Sales	100.0%	$15,866	100.0%	$15,266	3.9%	100.0%	$47,316	100.0%	$46,385	2.0%

Product Sales
Core products
ICLs	57.4%	$9,111	51.8%	$7,902	15.3%	55.6%	$26,321	49.8%	$23,091	14.0%
IOLs	38.1%	6,052	43.0%	6,571	-7.9%	40.5%	19,185	44.8%	20,767	-7.6%
Total core products	95.6%	15,163	94.8%	14,473	4.8%	96.2%	45,506	94.6%	43,858	3.8%
Non-core products
Other	4.4%	703	5.2%	793	-11.3%	3.8%	1,810	5.4%	2,527	-28.4%
Total Sales	100.0%	$15,866	100.0%	$15,266	3.9%	100.0%	$47,316	100.0%	$46,385	2.0%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2012	2011	2012	2011
Net income (loss) - (as reported)	$(90)	$77	$(349)	$1,239
Less:
Manufacturing consolidation expenses	$728	$137	$1,980	$463
Loss (gain) on foreign currency	$(191)	$277	$(9)	$(167)
Fair value adjustment of warrants	$(10)	$153	$(217)	$(29)
Stock-based compensation expense	$838	$523	$2,317	$1,330
Net income - (adjusted)	$1,275	$1,167	$3,722	$2,836

Net income (loss) per share, basic - (as reported)	$(0.00)	$0.00	$(0.01)	$0.04
Manufacturing consolidation expenses	$0.02	$0.00	$0.05	$0.01
Loss (gain) on foreign currency	$(0.01)	$0.01	$(0.00)	$(0.00)
Fair value adjustment of warrants	$(0.00)	$0.00	$(0.01)	$(0.00)
Stock-based compensation expense	$0.02	$0.01	$0.06	$0.04
Net income per share, basic - (adjusted)	$0.04	$0.03	$0.10	$0.08

Net income (loss) per share, diluted - (as reported)	$(0.00)	$0.00	$(0.01)	$0.03
Manufacturing consolidation expenses	$0.02	$0.00	$0.05	$0.01
Loss (gain) on foreign currency	$(0.01)	$0.01	$(0.00)	$(0.00)
Fair value adjustment of warrants	$(0.00)	$0.00	$(0.01)	$(0.00)
Stock-based compensation expense	$0.02	$0.01	$0.06	$0.04
Net income per share, diluted - (adjusted)	$0.04	$0.03	$0.10	$0.08

Weighted average shares outstanding - Basic	36,292	35,539	36,206	35,304
Weighted average shares outstanding - Diluted	36,292	36,953	36,206	36,507

Note:  Net income (loss) per share (adjusted), basic and diluted, may not add up due to rounding